OGARD CAPITAL MARKETS RESEARCH, LLC DBA BUFFER LABS ETFS

I.CODE OF ETHICS
A.Statement of General Policy
This Code of Ethics (“Code”) has been adopted by Buffer Labs and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and 17j-1 of the Investment Company Act (“Company Act”).

The Code is designed to ensure that the high ethical standards of Buffer Labs continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The name and reputation of Buffer Labs are a direct reflection of the conduct of each employee.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Buffer Labs in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer (“CCO”). The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear, beyond dispute, that the interests of clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
B.Standards of Business Conduct
Buffer Labs places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Buffer Labs and its employees by its investors is something Buffer Labs values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended; the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Buffer Labs’ Access Persons as
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defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has a Beneficial Ownership or in accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family.

This Code establishes rules of conduct for all Supervised Persons of Buffer Labs and is designed to, among other things, govern personal securities trading activities in the accounts of Access Persons. The Code is based upon the principle that Buffer Labs and its Supervised Persons owe a fiduciary duty to Buffer Labs’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with Buffer Labs and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Pursuant to Section 206 of the Advisers Act, both Buffer Labs and its Supervised Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Buffer Labs as well as all Supervised Persons have an affirmative duty of utmost good faith to act solely in the best interest of its clients.

In meeting its fiduciary responsibilities to its clients, Buffer Labs expects every Supervised Person to demonstrate the highest standards of ethical conduct for continued employment with Buffer Labs. Strict compliance with the provisions of the Code shall be considered a basic condition of employment. Buffer Labs’ reputation for fair and honest dealing with its investors has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to clients. Supervised Persons are urged to seek the advice of the CCO, or designee, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Buffer Labs.
C.Prohibition Against Insider Trading
i.Introduction
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and Buffer Labs to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten (10) years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three (3) times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and Buffer Labs may be sued by investors seeking to recover damages for insider trading violations.
The rules contained in this Code apply to securities trading and information handling by Supervised Persons of Buffer Labs and their Immediate Family members.
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As a general practice, Buffer Labs does not invest or make recommendations in public companies. However, in the event, Buffer Labs were to invest in public companies, the general policy will apply.
ii.General Policy
No Supervised Person may trade, either personally or on behalf of others while in the possession of material, nonpublic information, nor may any personnel of Buffer Labs communicate material, nonpublic information to others in violation of the law.
a.What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.
b.What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape,” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.
c.Identifying Inside Information
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Before executing any trade for yourself or others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•Report the information and proposed trade immediately to the CCO.
•Do not purchase or sell the securities on behalf of yourself or others.
•Do not communicate the information inside or outside the firm, other than to the CCO.
•After the CCO has reviewed the issue, Buffer Labs will determine whether the information is material and nonpublic and, if so, what action the Firm will take.
•You should consult with the CCO before taking any action.
D.Restricted List
Although Buffer Labs does not typically receive non-public information from publicly traded companies, it may receive such information in meeting with clients who have access to non-public information or employees of the firm may come across material non-public information.
The CCO may place these securities on a “restricted list” as well as any other security for which supervised persons are expected to regularly have material, nonpublic information. The CCO shall take steps to immediately inform all supervised employees of securities on the restricted list.
When a company is placed on the Restricted List, no member, employee, or other personnel of Buffer Labs or certain of its affiliates (or any member of the Family/Household of such member, employee, or personnel) may trade in the securities or other instruments of the company, either for their own account or for the account of any Fund, absent pre written approval from the CCO, until that company is removed from the Restricted List.

In addition, no member, employee, or other personnel of Buffer Labs or certain of its affiliates (or any member of the Family/Household of such member, employee, or personnel) may recommend trading in such company, or otherwise disclose MNPI, to anyone other than the CCO and personnel of Buffer Labs with whom such person is working on a matter to which such MNPI relates. The Restricted List is a highly confidential list of companies that is maintained in the possession of the CCO, and its contents must not be communicated directly or indirectly to anyone outside of Buffer Labs (other than to Family/Household members in connection with the administration of this policy and the Code of Ethics – such Family/Household members must be informed of the confidential nature of the Restricted List, and the applicable employee or other personnel will be held responsible for disclosures by Family/Household members).
The Restricted List will be updated periodically by the CCO, generally whenever a company is added to or deleted from the Restricted List. It is possible for the Firm to never have a Restricted List, should no one come in connection with MNPI.
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E.Personal Securities Transactions
i.General Policy
Buffer Labs has adopted the following principles governing personal investment activities by Buffer Labs’ Supervised Persons:
•The interests of client accounts will at all times be placed first;
•All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•Supervised Persons must not take inappropriate advantage of their positions.

ii.Pre-Clearance Requirements
a.Participation in IPOs, Private or Limited Offerings
No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering, Private or Limited Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-approval is good for 24 hours. If the Supervised Person did not transact within the 24 hours of approval a new request must be submitted.
iii.Reporting Requirements
Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below.
a.List of Personal Accounts
Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file a personal account report and annually thereafter, containing the following information:
•The name and account number for each account in which the Access Person has beneficial ownership.
•To determine whether quarterly transactions reports are required for each account listed, the Access Persons will indicate whether or not the account holds reportable securities, is part of a reinvestment plan, or if the Access Person has direct or indirect influence or control over the account.
b.Initial Holdings Report
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Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

•The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;
•The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (including but not limited to reportable securities) were held for the direct or indirect benefit of the Access Person; and
•The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.
c.Annual Holdings Report
Every Access Person shall, at least once each twelve (12) month period by a date specified by the CCO, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.
d.Quarterly Transaction Reports
Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information with respect to any transaction during the quarter in a reportable security in which the Supervised Persons had any direct or indirect beneficial ownership:

•The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the reportable security at which the transaction was effected;
•The name of the broker, dealer or bank with or through whom the transaction was effected; and
•The date the report is submitted by the Access Person.
e.Exempt Transactions
An Access Person need not submit a report with respect to:

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•Transactions effected for securities held in any account over which the person has no direct or indirect influence or control;
•Transactions effected pursuant to an automatic investment plan;
•A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Buffer Labs holds in its records so long as Buffer Labs receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.
iv.Brokerage Statements
Access persons may elect to have their brokerage statements provided directly to the CCO in lieu of the quarterly and/or annual reports identified above. If any of the information required on the reports is not included on the brokerage statement, the Access Person will be responsible for providing the additional information in the time required, using the exhibits in this policy.
v.Monitoring and Review of Personal Securities Transactions
The CCO or designee will monitor and review all reports required under the Code for compliance with Buffer Labs’ policies regarding personal securities transactions and applicable SEC rules and regulations. Any transactions for any accounts of the CCO will be reviewed and approved by another designated supervisory person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.
F.Certification
i.Initial Certification
All Supervised Persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.
ii.Acknowledgement of Amendments
All Supervised Persons will be provided a copy of any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.
G.Records
The CCO shall maintain and cause to be maintained in a readily accessible digital place the following records:

•A copy of any Code of Ethics adopted by Buffer Labs pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five (5) years;
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•A record of any violation of Buffer Labs’ Code and any action that was taken as a result of such violation for a period of five (5) years from the end of the fiscal year in which the violation occurred;
•A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five (5) years was, a Supervised Person which shall be retained for five (5) years after the individual ceases to be a Supervised Person of Buffer Labs;
•A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•A list of all persons who are, or within the preceding five (5) years have been, Access Persons; and
•A record of any decision and reasons supporting such decision to approve a Supervised Persons' acquisition of securities in IPOs and limited offerings within the past five (5) years after the end of the fiscal year in which such approval is granted.
H.Reporting Violations and Sanctions
All Supervised Persons shall promptly report to the CCO or designee all apparent violations of the Code. The CCO will maintain a log of all violations, including resolution. We encourage Supervised Persons to bring violations to the attention of the CCO and/or Principals. There will be no retaliation against a Supervised Person for reporting violations. In addition, Buffer Labs does not restrict Supervised Persons from reporting violations to the Securities and Exchange Commission.
I.Definitions
For the purposes of this Code, the following definitions shall apply:

“Access Person” is a Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members, and any account in which he or she has a direct or indirect beneficial ownership, such as trusts and custodial accounts or other accounts in which the employee has a beneficial ownership or exercises investment discretion.

“Beneficial Ownership” shall be interpreted as a direct or indirect “pecuniary interest” (as defined under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934) in a security. This term generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a security. An Access Person is presumed to have Beneficial Ownership of any immediate family member’s account.

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“Immediate Family Member” is any relative by blood or marriage living in the employee’s household, including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Reportable Security” means any security as defined in Section 202(a)(18) of Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Buffer Labs or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Buffer Labs or a control affiliate, acts as the investment adviser or principal underwriter for the fund.

“Supervised Person” means directors, officers and partners of Buffer Labs (or other persons occupying a similar status or performing similar functions); employees of Buffer Labs; and any other person who provides advice on behalf of Buffer Labs and is subject to Buffer Labs’ supervision and control.
For purposes of this Code of Ethics, Buffer Labs has elected to consider all employees, including its directors, officer and partner’s Access Persons and therefore all requirements as outlined below apply and the terms Supervised Person and Access Person are considered interchangeable. The CCO may also designate other persons as Access Persons as deemed appropriate.
II.
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